Exhibit 10.24

EXECUTION VERSION

CONFIDENTIAL AGREEMENT

CONFIDENTIAL AGREEMENT (the “Agreement”) entered into as of July 23, 2012 by and between Bernd Beetz (“Executive”) and Coty Inc. (“Coty”).

WHEREAS, Executive and Coty are parties to an Employment Agreement dated as of October 1, 2007 and amended and restated as of January 1, 2009 (“Employment Agreement”); and

WHEREAS, Executive and Coty have come to an agreement regarding Executive’s separation from Coty;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Resignation. Executive hereby resigns, effective July 31, 2012, from (a) his employment with Coty pursuant to Section 7(a) of the Employment Agreement, and (b) his positions as an Executive Director of Coty Inc. and all of its direct and indirect subsidiaries. Additionally, Executive hereby agrees to resign from all directorships he holds on industry or association boards. Effective August 1, 2012, Coty will appoint Executive to be a Non-Executive Director of Coty for a one-year term; provided, for purposes of clarity, that the parties expressly agree that Executive’s continuation as a Non-Executive Director shall not give Executive additional vesting or other rights under the Coty Long Term Incentive Plan, the Coty Executive Ownership Plan or other plans or programs of Coty from and after July 31, 2012, nor shall Executive be considered (i) an active participant under such plans due to such service, or (ii) to have “Retired” under such plans. The Coty shareholders may, in their sole discretion, appoint Executive to additional one year term(s) as a Non-Executive Director.

2. Payments and Other Benefits.

(a) Salary and Bonus. Executive shall receive the salary and other payments provided for in Section 7(a) of the Employment Agreement. Executive shall remain eligible to receive a bonus for fiscal year 2012, to be determined by the Board upon completion of its assessments of Executive’s goals; any such bonus will be paid at the same time as bonuses are paid to other executives.

(b) Vacation. Executive will receive payment in cash for any unused vacation time that he accrued under Coty’s vacation policy through July 31, 2012.

(c) Continuation of Administrative Support. Executive will retain part-time administrative support from Marie Martine Deloffre (or her successor) until 2012 calendar yearend to assist Executive in managing and transitioning certain personal matters that are required as a result of Executive no longer being employed by Coty. In addition, Executive will retain limited administrative support from his New York based personal assistant (Diana Ioris or her successor) for his U.S. personal related matters until 2012 calendar year-end. Executive will receive limited administrative support from his Paris based personal assistant (Sabrina Alezra or her successor) until approximately September 15, 2012.

(d) Offices. As with other members of the Coty Board of Directors, Executive will not be assigned an office within Coty from and after July 31, 2012. It is understood and agreed that Executive’s personal assistants will assist Executive in removing his personal belongings from his offices in Paris and New York, such removal to be performed under the coordination and supervision of a Coty designated HR person and completed by the end of August, 2012. Executive agrees that his office and building access cards and keys will be returned to the Coty designated HR representative on August 31, 2012.

(e) Continued Use of Company Car. Executive will be permitted to retain use of his company car, under the financial arrangements obtaining as of the date of this Agreement, until December 31, 2012. The Company will make all reasonable efforts to assist Executive in acquiring the car from the leasing company, at Executive’s own expense, should Executive wish to do so.

(f) Technology Equipment. In respect of Coty property in the form of technology equipment in his possession as of the date of this Agreement: (i) should Executive decide to retain his current phone numbers, Coty will reasonably assist Executive in transferring the account to Executive’s personal account, such transfer to occur by August 31, 2012; (ii) Executive will be authorized to retain his IPhone and IPad, provided that Coty’s Information Management department shall first remove all Coty proprietary application, software and information; and (iii) Executive will return all other Coty equipment not specifically referenced in this paragraph to Coty by August 31, 2012 in accordance with Section 7 of this Agreement.

(g) Continued Tax Assistance. Executive shall continue to receive Coty-paid tax assistance in respect of the preparation of tax returns for his Coty-related (including equity) income for the 2011, 2012 and 2013 years, such assistance the parties acknowledge shall continue to be from PWC and Studio Pirola.

(h) Health Benefits. Coty shall make reasonable efforts to maintain the current Coty-paid medical coverage under the GMC policy until December 31, 2012. In addition, Coty shall assist Executive in obtaining personal medical coverage after the period of Coty-paid medical coverage under the GMC policy ends.

(i) Deferred Compensation. Coty will pay the balance of Executive’s deferred compensation within 90 days after termination of his employment, in accordance with the terms of the deferred compensation plan and Executive’s prior election.

(j) Dividends. Coty will pay to Executive any and all dividends owed to him with respect to Executive’s Owned Shares and not previously paid.

(k) Legal Fees. Coty will pay the legal fees incurred by Executive in connection with the negotiation and execution of this Agreement in an amount not to exceed $125,000, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel.

3. Payments-In-Lieu-of-Pension. Executive shall continue to receive for life the payments-in-lieu-of-pension provided for in Section 5(a) of the Employment Agreement.

4. Stock Options and Other Equity. Coty will amend the stock option grants previously made to Executive as follows:

(a) The options granted to Executive under the Coty Long Term Incentive Plan, which would otherwise be unvested upon the termination of Executive’s employment, will vest on a prorated basis as of July 31, 2012 as follows:

(i)	1,237,967 options out of 1,265,000 options granted on September 10, 2007 will vest as of July 31, 2012.

(ii)	891,096 options out of 1,250,000 options granted on January 7, 2009 will vest as of July 31, 2012

(iii)	361,986 options out of 625,000 options granted on September 8, 2009 will vest as of July 31, 2012

(iv)	620,219 options out of 1,650,000 options granted on September 14, 2010 will vest as of July 31, 2012

(v)	321,575 options out of 1,875,000 options granted on September 22, 2011 will vest as of July 31, 2012

Unless expressly vested as provided above, all options that have been granted to Executive under the Coty Long Term Incentive Plan shall be forfeited effective as of July 31, 2012 without further action by either party.

(b) The options granted under the Coty Executive Ownership Plan, which would otherwise be unvested upon the termination of Executive’s employment, will vest on a prorated basis as of July 31, 2012 as follows:

(i)	4,214,333 options out of 4,435,500 options granted on November 1, 2007 will vest as of July 31, 2012

(ii)	943,723 options out 1,381,510 options granted on March 2, 2009 will vest as of July 31, 2012

(iii)	610,675 options out of 1,839,080 options granted on December 3, 2010 will vest as of July 31, 2012

(iv)	257,863 options out of 2,318,225 options granted on January 10, 2012 will vest as of July 31, 2012

Unless expressly vested as provided above, all options that have been granted to Executive under the Coty Executive Ownership Plan shall be forfeited effective as of July 31, 2012 without further action by either party.

(c) Executive’s vested options under the various Coty equity plans, which would otherwise be subject to a ninety day exercise period, will be exercisable until the end of the later of the following two periods: (i) the period ending July 31, 2014, or (ii) the period ending 90 days after the termination of Executive’s service as a Non-Executive Director of the Coty Board; provided, however, for purposes of clarity, that in no event may any vested options be exercisable beyond the expiration date of such options.

(d) The following shares of Restricted Stock (RS) and Restricted Stock Units (RSU) purchased by Executive pursuant to the terms of the Coty Executive Ownership Plan which otherwise would be unvested upon the termination of Executive’s employment, will fully vest as of July 31, 2012 as follows:

(i)	1,478,500 out of 1,478,500 Restricted Shares (RS) issued on November 1, 2007 will vest as of July 31, 2012

(ii)	460,375 out of 460,375 Restricted Stock Units (RSU) issued on March 2, 2009 will vest as of July 31, 2012

(iii)	525,450 out of 525,450 Restricted Shares (RS) issued on December 3, 2010 will vest as of July 31, 2012

(iv)	662,350 out of 662,350 Restricted Shares (RS) issued on January 10, 2012 will vest as of July 31, 2012

(e) The following shares of common stock of Coty, Inc. purchased by Executive Pursuant to the terms of the Coty equity plan(s) allowing Executive to purchase such shares in his capacity as a Director are fully vested:

(i)	952,381 shares of common stock issued on October 18, 2011

(ii)	533,334 shares of common stock issued on January 10, 2012

(f) Executive’s vested Restricted Shares (RS) and Restricted Stock Units (RSU) as well as Executive’s common stock under the various Coty equity plans, which in each case would otherwise be subject to a ninety day sell-back period, will be sellable back to the Company (and the Company may not require that solely Executive sell the foregoing to the Company (for purposes of clarity, if all other director and employee stockholders are required to sell back shares to Coty during such period, Executive shall also be subject to a proportionate sell-back requirement)) until the end of the later of the following two periods: (i) the period ending July 31, 2014, or (ii) the period ending 90 days after the termination of Executive’s service as a Non-Executive Director of the Coty Board, provided in each case that the Company is not executing an initial public offering (IPO) during such period. In the event the Company initiates an IPO during the relevant period, any right or obligation to sell to the Company

Restricted Shares (RS), Restricted or common stock shall lapse. For purposes of clarity, except as specifically provided herein, nothing in this paragraph or this Agreement shall be construed to provide Executive with any additional vesting of RS or RSU issued pursuant to Coty’s equity plans as in effect from time to time, and any such RS or RSU that are not vested as of July 31, 2012 shall be cancelled and forfeited immediately without further action of any party. In the event of an IPO of the common stock of Coty, Cody agrees that the Executive shall be entitled to customary registration rights following such IPO in respect of his then-owned Coty shares (including, for purposes of clarity, any shares of Coty common stock obtained by Executive in connection with the exercise of his vested stock options or otherwise).

(g) The Executive’s IPO equity grant will be cancelled and forfeited as of July 31, 2012 and without further action by either party.

5. Communication. Coty will make the statement contained in Exhibit A concerning Executive’s change of status to the press and within Coty.

6. Termination of Benefits. Other than as specifically set forth in Section 2(h) of this Agreement, Executive’s participation in Coty health, disability and life insurance benefit plans shall cease as of July 31, 2012, subject to any post-termination benefit rights that may exist under such plans and in accordance with their terms. Executive will receive, under separate cover, information regarding Executive’s entitlement to benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), which Executive may elect once Executive’s Coty-paid medical coverage ends.

7. Return of Property. Other than as specifically set forth in Section 2(f) of this Agreement, on or before July 31, 2012, Executive shall return to Coty all of its property, equipment (including Blackberry, office access cards and keys), credit cards, and all documents and records which are in his possession or under his control and which pertain to Coty, any of Coty’s activities or any of Executive’s activities in the course of his employment with Coty. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales requests, lists of suppliers, plans, correspondence and all copies thereof. Notwithstanding the foregoing, Executive may retain originals or copies of his records of addresses and phone numbers such as “rolodex” files, calendars, day planners, heath and insurance files, benefit plan documents and election forms and performance evaluations.

8. General Release.

(a) Executive, for and in consideration of the payments and other obligations of Coty contained in this Agreement, and for other good and valuable consideration, hereby releases, waives and forever discharges, Coty, including any successors and assigns, subsidiaries, affiliates, related entities, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Coty Released Parties”) of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits or causes whatsoever, whether known or unknown, of every kind and nature whatsoever (collectively, “Claims”), which Executive ever had or now has upon or by reason of any matter, cause or thing, up to and including the day on which Executive signs this General Release. Executive agrees that this General Release constitutes a full, complete and knowing waiver and release of all such claims, whether arising under common law, policy, contract (whether oral or written, express or implied), tort law or any other local, state or federal law, regulation or ordinance. Such released claims include, but are not limited to, all claims or causes of action for breach of any contract, discrimination, defamation, libel, personal injury, property damage or whistleblower claims, as well as those arising under the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Occupational Safety and Health Act of 1970, the Sarbanes Oxley Act of 2002, the False Claims Act, the New York Human Rights Law, the New York Executive Law, the Administrative Code of the City of New York, and all other federal, state and local laws (including the common law) of any type or description relating to employment matters.

This release of claims includes, but is not limited to, Executive’s waiver and release of any right or claim that he may have or assert to compensation, wages, overtime, back pay, profit sharing and/or equity generally, bonuses, benefits of any kind or any nature arising or derivative from his employment with Coty, his separation from employment with Coty, or otherwise. This General Release is not intended to affect (x) Executive’s rights, if any, (A) to post-termination benefits to which he may be entitled under Coty benefit plans (including any vested pension benefits), (B) to continued indemnification, exculpation and advances by Coty for actions taken while serving as an officer or director thereof or, at the request of Coty, as an officer or director of any subsidiary or related entity or as a fiduciary of any employee benefit plan of any of these (including his rights pursuant to Section 9 of the Employment Agreement and pursuant to that certain Indemnification Agreement, dated April 1, 2001, entered into by and between Coty and Executive (the “Indemnification Agreement”)), and (C) pursuant to Section 9 of the Employment Agreement, to the continued protection of any insurance policies the Company has or may elect to maintain generally for the benefit of its officers and directors, (y) Executive’s rights under this Agreement, or (z) claims that cannot be waived as a matter of law.

(b) Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act (“ADEA”) and that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration provided for in this Agreement is in addition to anything of value to which Executive is otherwise entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Agreement; (ii) Executive has been given up to twenty-one (21) days from the date of this Agreement within which to consider this Agreement including the General Release above; (iii) any changes to this agreement (irrespective of materiality) did not restart the twenty-one day period for consideration of the General Release; (iv) Executive has seven (7) days following Executive’s execution of this Agreement to revoke the Agreement (the “Revocation Period”);

and (v) this Agreement, including the ADEA waiver, shall not be effective until the Revocation Period has expired. Executive acknowledges that revocation of this Agreement must be in writing and must be delivered to Jules Kaufmann, General Counsel, Coty Inc., 2 Park Avenue, New York, NY 10016, USA, by certified mail or courier service (signature of receipt required).

(c) In consideration of the Executive’s obligations contained in this Agreement, and for other good and valuable consideration, Coty, on behalf of itself and its direct and indirect subsidiaries, hereby releases, waives and forever discharges Executive as well as his heirs, executors, administrators, attorneys, representatives and assigns (the “Executive Released Parties”), of and from any and all manner of Claims, except Claims for or involving fraud, criminal activity or gross or willful misconduct, that Coty has ever had or now has upon or by reason of any matter, cause or thing relating to or arising out of Executive’s employment as an executive of Coty or the termination of such employment, up to and including the day on which an authorized representative of Coty signs this General Release. This General Release is not intended to affect Coty’s rights under this Agreement.

9. No Claims Filed. Executive represents and warrants that he has not instituted any action, complaint, charge, arbitration or any similar proceeding against Coty or the Released Parties based upon any conduct up to and including the date of this Agreement, and Executive shall not seek or accept any award, damages, recovery or settlement from any source or proceeding pertaining to his employment with Coty, his separation from Coty or otherwise.

10. Confidential Information.

(a) Executive will not, directly or indirectly, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Executive and no matter how it became known to Executive, unless he first secures the written consent of Coty to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge except (i) as may be necessary and appropriate in the course of his service as a Non-Executive Director, (ii) on a confidential basis to Executive’s attorneys, accountants, consultants and other professionals to the extent necessary to obtain their professional services in connection with his compensation, or (iii) as may be necessary to enforce Executive’s rights under this Agreement.

(b) “Confidential Information” includes all business information and records which relate to Coty and which are not known to the public generally, including but not limited to technical notebook records, patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how”; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence.

(c) Nothing contained in this Agreement is intended, nor shall it be construed or applied, to restrict or inhibit any communications by Executive with any law enforcement or governmental agency or regulatory or governing body, as required by applicable law, or to prohibit Executive from testifying truthfully pursuant to subpoena or other legal process, provided that in each case such communications are consistent with all applicable laws. In the event that Executive is requested or compelled to disclose any information that could constitute Confidential Information, Executive agrees that, prior to such disclosure and to the extent reasonably practicable and consistent with applicable law, he will give immediate written notice to Coty’s General Counsel at Coty’s then current United States headquarters, so as to allow Coty a reasonable opportunity to contest such disclosure.

11. Agreement Confidentiality. The existence, terms and conditions of this Agreement are confidential and may not be disclosed by Executive to any other person or entity except as may be required by law (including in response to regulatory, judicial, administrative or other governmental inquiry or process) (a) to Executive’s spouse, accountant, attorney or personal or financial advisor (provided that Executive first gives notice of this provision to each such person to whom disclosure is to be made and obtains their consent to abide by the terms of this paragraph 12), or (b) to enforce Executive’s rights under this Agreement.

12. Non-Competition. Until July 31, 2014, Executive will not, without the written consent of Coty, either as principal, agent, consultant, employee, officer, director, or otherwise, engage in any work or other activity (a) in or directly related to the specific areas or subject matters in which Executive worked during his employment with Coty or (b) involving or directly related to Confidential Information of which Executive became aware or to which Executive had access during such employment. Executive shall consult with Coty before entering upon any activity which might violate the provisions of this paragraph, it being understood that Executive’s activities shall be limited hereby only to the extent that such limitation is reasonably necessary for the protection of Coty’s interests.

13. Non-Solicitation of Employees. Until July 31, 2014, Executive shall not, directly or indirectly, knowingly, or under circumstances in which he reasonably should have known, induce any employee of Coty to engage in any activity in which Executive is prohibited from engaging by Paragraph 12 above or to terminate his employment with Coty and shall not, directly or indirectly, knowingly, or under circumstances in which Executive reasonably should have known, employ or offer employment to any employee of Coty or to any former employee of Coty, unless such person shall have ceased to be employed by Coty at least 12 months prior thereto.

14. Non-Disparagement. Executive agrees that he will not make any oral or written negative, derogatory or disparaging statements (whether or not such statement legally constitutes libel or slander) about any of the Released Parties. Coty agrees to direct the members of the Coty Board of Directors and members of its Executive Committee not to make any oral or written negative, derogatory or disparaging statements (whether or not such statement legally constitutes libel or slander) about Executive.

15. Reasonable Assistance. Executive agrees to cooperate with Coty, as reasonably requested by the Chief Executive Officer of Coty or by the Chairman of the Coty Board of Directors, in assisting with the transition of business matters of Coty, including ongoing or completed transactions, in which he was involved or had obtained knowledge as an employee of

Coty. Such cooperation shall include attending meetings as reasonably needed with company officials, and if involved in litigation, trial and deposition appearances and providing truthful testimony. Coty agrees that it will reimburse Executive for reasonable travel expenses associated with attending such meetings and appearances.

16. No Further Obligations. Executive understands and agrees that Coty’s obligations set forth in this Agreement, which Executive is not otherwise entitled to, are in lieu of any and all other amounts to which Executive might be, is now, or may become entitled to receive from Coty or any Released Parties upon any claim whatsoever and, without limiting the generality of the foregoing, Executive expressly waives any claim to employment or reinstatement to employment, payment for salary, wages, back pay, front pay, interest, bonuses, contributions to or vesting in any employee benefit plans, profit sharing and/or equity generally, damages, accrued vacation, accrued sick leave, medical benefits, life insurance benefits, overtime, severance pay and attorneys’ fees or costs, whether under the Employment Agreement or otherwise, except for those expressly provided for in this Agreement and except for post-employment rights, if any, that Executive may be entitled to under any of Coty’s insurance policies or benefit plans (including any vested pension benefits) and in accordance with their terms.

17. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder shall comply with Section 409A.

18. Miscellaneous. Except as otherwise set forth in this paragraph 18, this Agreement shall not be assignable by either party without the consent of the other party. This Agreement shall be binding upon and inure to the benefit of Coty’s successors and permitted assigns, including any merged or successor entities, and shall be binding upon and inure to the benefit of Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assigns. Coty shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Coty to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Coty could be required to perform it if no such succession had taken place. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving Coty written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. By entering into this Agreement, neither Coty nor Executive admits, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters in controversy of any kind whatsoever concerning Executive’s employment and termination from that employment. Each payment described under this Agreement is subject to all applicable tax withholdings. Coty is hereby authorized to withhold from any payment the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all of Coty’s obligations for the payment of such withholding taxes.

19. Specific Performance and other Remedies. Executive also acknowledges and agrees that Coty has no adequate remedy at law for a breach or threatened breach of any of the provisions of paragraphs 10, 11, 12, 13 or 14 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Coty, without posting any bond and without notice to the Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

20. Entire Agreement. Executive acknowledges that this Agreement and, except as expressly set forth herein, the LTIP and any award agreements entered into under the LTIP, the EOP and any awards under the EOP, the Performance Plan, the provisions of any employee plan or arrangement maintained from time to time by the Company in which the Executive participated during the term of his employment, and the Indemnification Agreement contain the entire agreement between Executive and Coty concerning Executive’s employment, his termination, and his post-termination rights and benefits and supersedes all prior and contemporaneous oral and written agreements, understandings and representations, including any oral promises made by anyone at Coty. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be modified or changed except by written instrument executed by both parties.

21. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive and Coty.

22. Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to his employment with Coty, will be submitted to arbitration in New York, New York to the American Arbitration Association (“AAA”) under the AAA’s Employment Arbitration Rules.

23. Choice of Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles. It is expressly understood and agreed that although Executive and Coty consider the restrictions contained in paragraphs 12 and 13 to be reasonable, if a final determination is made by an arbitrator that the time or territory restriction set forth therein or any other restriction contained therein is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if the arbitrator finds that any restriction contained in either paragraph 12 or paragraph 13 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby; provided, however, that if the General Release granted by Executive in paragraph 8 above is held invalid, illegal or unenforceable in any respect, Executive will execute a release that is enforceable and in a form agreeable to Coty.

24. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or the electronic exchange of portable document format PDF copies), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

25. Communications. For the purpose of this Agreement, notices and all other communicates provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in Coty’s records pertaining to Directors, with a copy (not constituting notice) to Williams & Connolly LLP, 725 Twelfth Street, NW, Washington, DC 20005, Attention: Robert B. Barnett, Esq., Fax: (202) 434-5029, (B) to the Chairman of Coty at Coty’s then current United States headquarters, with a copy (not constituting notice) to Coty’s General Counsel at the same address, or (C) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

26. Headings; Construction. The headings of the paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof’ relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Paragraph, subparagraph, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

EXECUTION VERSION

Dated: ______________, 2012	/s/ Bernd Beetz
Bernd Beetz

Dated: ______________, 2012	Coty Inc.

	By:	/s/ Bart Becht
Bart Becht,
Chairman,
Coty Inc.

Dated: July 23, 2012	By:	/s/ Geraud-Marie Lacassagne
Geraud-Marie Lacassagne
Senior Vice President,
Human Resources,
Coty Inc.

May 1, 2013

Bernd Beetz
301 West 57th Street #31E
New York, NY 10019

Re:	Amendment to Confidential Agreement

Reference is hereby made to that certain Confidential Agreement (the “Confidential Agreement”), dated as of July 23, 2012, by and between Bernd Beetz and Coty Inc., a Delaware corporation (the “Company” and each of Mr. Beetz and the Company is referred to herein as a “Party” and collectively, the “Parties”). Each capitalized term used but not defined herein has the meaning ascribed to such term in the Confidential Agreement.

1.	Effective as of May 1, 2013 (the “Resignation Date”), Mr. Beetz shall resign as a non-executive director of the Company.

2.	Effective as of Resignation Date:

a.	The Company hereby waives the terms of Section 12 (Non-Competition) of the Confidential Agreement;

b.	The parties agree that (y) Section 13 (Non-Solicitation of Employees) of the Confidential Agreement is hereby deleted; and (z) in lieu thereof, Mr. Beetz hereby agrees that until July 31, 2014:

i.	Mr. Beetz shall not, directly or indirectly, knowingly, or under circumstances in which he reasonably should have known, induce any employee of the Company to engage in any activity in which, but for the waiver pursuant to Section 2(a) above, Mr. Beetz would have been prohibited from engaging by Paragraph 12 of the Confidential Agreement, or to terminate his employment with Company; and

ii.	absent the prior consent of Michele Scannavini, which such consent will not unreasonably be withheld, conditioned or delayed, Mr. Beetz shall not, directly, or indirectly, knowingly, or under circumstances in which he reasonably should have known, employ or offer employment to any employee of Company or to any former employee of Company, unless such person shall have ceased to be employed by Company at least 12 months prior thereto.

c.	The Parties agree that, notwithstanding anything to the contrary set forth in Section 14 (Non-Disparagement) of the Confidential Agreement, both Mr. Beetz and each member of the Board of Directors and Executive Committee of the Company shall be tree to engage in normal commercial puffery, consistent with acceptable advertising practices, in a competitive business Situation relating to competing commercial products;

d.	The Restricted Stock Units granted to Mr. Beetz on November 15, 2012 under the 2007 Stock Plan for Directors (the “Director Plan”) will fully vest as of the Resignation Date and the Restriction Period (as defined in the Director Plan) applicable to such Restricted Stock Units shall continue to lapse according to the normal five-year vesting schedule;

e.	The Company acknowledges and agrees that Mr. Beetz shall be entitled to retain all cash fees paid to Mr. Beetz on November 15, 2012 in connection with his service as a non-executive director of the Company for the 2013 fiscal year;

f.	The Parties agree that any written or oral statements within the Company and any written or oral public statements, in each case whether made by Mr. Beetz, the Company or representatives of Mr. Beetz or the Company, and in each case with respect to Mr. Beetz’ termination of service as a non-executive director of the Company, shall be mutually agreed by the Parties prior to such statements being made.

3.	Coty will pay to Mr. Beetz the sum of $25,000 for his use in paying the legal fees incurred by him in connection with the negotiation and documentation of this Letter Agreement, payable upon his execution and delivery of the same.

4.	Except to the extent set forth herein, the Confidential Agreement shall remain in full force and effect. The Parties acknowledge that this Letter Agreement should be read in conjunction with the Confidential Agreement. Without limiting the foregoing; the terms of Sections 21, 25 and 26 of the Confidential Agreement are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the provisions of this Letter Agreement and the Confidential Agreement, the provisions of this Letter Agreement shall govern and control.

5.	This Letter Agreement, together with the Confidential Agreement (to the extent modified hereby), the Director Plan and the award agreement entered into under the Director Plan (to the extent modified hereby), constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject, matter hereof and thereof other than those expressly set forth herein and therein. This Letter Agreement may not be modified or changed except by written instrument executed by both parties.

6.	The Parties agree that all disputes arising under or in connection with this Agreement will be submitted to arbitration in New York, New York to the American Arbitration Association (“AAA”) under the AAA’s Employment Arbitration Rules.

7.	This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles.

8.	This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this letter agreement.

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Very truly yours,

COTY INC.

By:	/s/ Jules Kaufman
Name:
Title:

If you are in agreement with the terms of this letter agreement, please acknowledge your acceptance of the terms hereof by executing in the space provided below.

BERND BEETZ

/s/ Bernd Beetz